                                                                    Exhibit 12.1
                                                                    ------------

                            ManorCare Realty, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

                                                   1993           1994           1995          1996          1997    Pro Forma 1997
INCOME FROM CONTINUING OPERATIONS
  BEFORE TAXES                                   $77,430        $106,216      $116,952       $108,923      $149,708    $ 58,833
PLUS: FIXED CHARGES
  (NET OF CAPITALIZED INTEREST)                   36,476          26,870        20,059         20,436        25,801      67,586
                                                --------        --------      --------       --------      --------    --------
EARNINGS (AS DEFINED)                           $113,906        $133,086      $137,011       $129,359      $175,509    $126,419
                                                ========        ========      ========       ========      ========    ========
INTEREST EXPENSE & AMORTIZATION OF
  DEBT DISCOUNT                                  $35,386         $25,743       $18,871        $18,951       $24,514    $ 66,299
RENT EXPENSE (INTEREST PORTION)                    1,090           1,127         1,188          1,485         1,287       1,287
                                                --------        --------      --------       --------      --------    --------

TOTAL FIXED CHARGES NET OF
  CAPITALIZED INTEREST                            36,476          26,870        20,059         20,436        25,801      67,586
CAPITALIZED INTEREST                               1,006             482         1,251          2,567         3,316       3,316
                                                --------        --------      --------       --------      --------    --------

    TOTAL FIXED CHARGES                          $37,482         $27,352       $21,310        $23,003       $29,117    $ 70,902
                                                --------        --------      --------       --------      --------    --------

"EARNINGS" DIVIDED BY FIXED CHARGES                 3.04x           4.87x         6.43x          5.62x         6.03x       1.78x
                                                ========        ========      ========       ========      ========    ========